Bowne Translation Services
                                            55 Water Street
                                            New York, NY 10041
                                            212/924-5500
                                            Fax: 212/658-5090
                                            -----------------------------------




[BOWNE LOGO]

                             CERTIFICATE OF ACCURACY

This is to certify that the translation described below is, to the best of our knowledge and belief, a true and accurate rendition of the original document.

Job Number:                         96282
                                    -----

Job Name:                           WACHTELL, LIPTON, ROSEN & KATZ
                                    ------------------------------

Job Description:                    HR 71040 SEPT 26 2006
                                    ---------------------

Language from:  SPANISH                     into:  ENGLISH
                -------                            -------

Date:  NOVEMBER 27, 2006                    /S/ PAUL M. MARTINEZ
       ------------------------------------------------------------------------
                                            Paul M. Martinez
                                            Project Manager
-------------------------------------------------------------------------------

STATE OF NEW YORK, COUNTY OF KINGS

Subscribed and sworn to before me
this date of November 27, 2006



/s/ Robert J. Mazza
NOTARY PUBLIC

               ROBERT J. MAZZA
      Notary Public, State of New York
               No. 02MA5057911
          Qualified in Kings County
      Commission Expires April 1, 2010

            A Member of the International Family of Bowne Companies

ACCIONA

                                                                        ACCIONA
                                                          Avenida de Europa, 18
                                                 Parque Empresarial la Moraleja
                                                 28108 Alcobendas, Madrid, pain

                                                                WWW.ACCIONA.COM

                                                     Madrid, September 26, 2006
Gentlemen:

                                 RELEVANT FACT:

Attached hereto please find previously announced information and the additional information below announced to the markets regarding the investment by ACCIONA, S.A. in ENDESA, S.A.

       o First communication of relevant fact concerning the acquisition of 10% of the capital stock of ENDESA, S.A.

       o First press release distributed with the initial financial data of the transaction.

       o Communication to analysts to be presented in a telephone conference on September 26, 2006 prior to the opening of the market.

       o Second press release with additional information to clarify news that has appeared in the media.


Sincerely yours,

ACCIONA, S.A.
By authority


----------------------------------------------
Jorge Vega-Penichet Lopez
General Secretary and Secretary of the Board of Directors

ACCIONA
                                                     Madrid, September 25, 2005

Gentlemen:

In compliance with the provisions of Article 82 of Law 24/1988, of July 28, of the Stock Exchange, ACCIONA, S.A. reports the following:

                              RELEVANT INFORMATION:

ACCIONA, S.A. has acquired shares of ENDESA, S.A. representing 10% of the capital stock of that company.

ACCIONA, S.A. does not discount the possible increase of its participation up to a percentage that does not require the formulation of an offer to purchase and permits it to take part in the management of ENDESA, S.A., once it obtains the authorization therefore from the Comision Nacional de la Energia [National Energy Commission]. This transaction has been financed by the Banco Santander.

This is made known to you for relevant purposes.

Sincerely yours,

ACCIONA, S.A.
By authority

----------------------------------------------
Valentin Montoya Moya
Member of the Board of Directors-General Economic and Financial Director

The transaction closed at a price of 32 euros per share

                      ACCIONA ACQUIRES 10 PERCENT OF ENDESA

      o The company does not discount the possible increase of its participation up to a percentage that does not require the formulation of an offer to purchase
      o The transaction amounts to 3,388 million euros

Madrid, September 25, 2006 - Acciona has acquired in a market transaction 10 percent of the capital stock of Endesa at a price of 32 euros per share. The acquisition financed by the Banco Santander has already been reported to the CNMV [National Stock Exchange Commission].

Acciona does not discount the possible increase of its participation up to a percentage that does not require the formulation of an offer to purchase once the Comision Nacional de la Energia [National Energy Commission] grants its authorization for the purchase of a greater percentage.

The purchase of the 105,875,211 shares has involved a disbursement of more than 3,388 million euros, which represents an implicit PER for 2006 of 11.5.

The purchase of this block of Endesa shares fits within the growth strategy of Acciona in the energy sector and strengthens its industrial plan for transition toward a more sustainable energy model.

The 2005-2009 Business Plan of Endesa contemplates annual growth of its net profit exceeding 12 percent and an investment exceeding 14,000 million euros. In addition, Endesa will designate more that 7,000 million euros for payment of dividends in the period, as well as 100 percent of the surpluses obtained from the sales of assets.

Endesa is the leading electrical company in the Spanish market and in Latin America and the third in the French and Italian market. It has an efficient and diversified power mix and strong generation of recurrent cash flow.

The Spanish electrical sector has one of the greatest potentials for growth in its scope both in demand and in rising rates.

Acciona Energia is present in the sector of renewable energy with a total installed capacity as of June 2006 exceeding 2,800 Megawatts. The Business Plan of Endesa contemplates achieving 3,000 Megawatts of renewable energy capacity in 2009.

Acciona is one of the principal Spanish corporations with activities in some twenty countries on the five continents in the areas of transportation, renewable energy, hydraulic resources, urban and environmental services, construction, promotion of housing and management of hospitals, among other things.

In the first half of 2006, Acciona achieved sales of 2,873 million euros (37.3% increase), EBITDA of 458 million euros (52.1% increase) and a net result of 188 million euros (38% increase). In addition, the investments amounted to 1,555 million euros, a 218% increase in relation to the preceding fiscal year. ACCIONA is listed on the selective stock exchange index of the IBEX-36 (ANA.MC) with capitalization exceeding 7,200 million euros.

ACCIONA
                                                                        ACCIONA
                                                          Avenida de Europa, 18
                                                 Parque Empresarial la Moraleja
                                                28108 Alcobendas, Madrid, Spain

                                                                WWW.ACCIONA.COM

                          ACCIONA: INVESTMENT IN SPAIN

The investment of Acciona in Endesa is an autonomous transaction, decided exclusively by Acciona within the framework of its growth strategy in the electrical sector.

There has been no contact or even prior agreement by Acciona with Endesa, or with its representatives, or with any other shareholder or potential investor, including E.on and Gas Natural.

The purchase was executed on the market, at a fixed price of (euro)32 per share, at which it is considered that the investment can be profitable for the shareholders of Acciona. The investment, however, is not exempt from the risks inherent to any stock exchange investment.

With the taking of this participation, Acciona is betting on a long-term business project, trusting that its investment will also benefit Endesa, its shareholders and the other strategic partners who hold or may acquire significant interests with the intention of taking part in management. The investment does not presume the acquisition of control over the decisions of Endesa. Acciona does not make the investment for speculative purposes, notwithstanding the reservation to itself of the greatest autonomy of decision-making with regard to the investment and its potential liquidation at the time and under the circumstances most advisable in the interest of its shareholders.

Acciona is interested in increasing its share in the capital stock of Endesa up to a percentage that does not require the formulation of a mandatory offer (that is, without reaching 25% with the current regulations in force) unless this proves inadvisable under the circumstances.

For that purpose, Acciona has non-binding indications of availability of financing for the acquisition of up to an additional 10% of the capital stock of Endesa and has contracted for financial coverage to neutralize the risk of fluctuation of the purchase price by an additional 3.629% in relation to the price paid for the acquisition of the initial 10%. The increase of the participation is subject in any event to the condition of obtaining the prior approval of the Comision Nacional de la Energia [National Energy Commission] pursuant to Royal Law Decree 4/2006, of February 24. The authorization shall be sought immediately.

Acciona expressly declares that it assumes no commitment to acquire more shares at the same price conditions, and that it shall decide freely on the basis of the circumstances, without time limitation.

Finally, Acciona wishes to state that its investment in Endesa cannot be considered unfriendly by anyone, because it coincides with the social interest of the great Spanish electrical company and that of its shareholders.